EXHIBIT 99.1
BUSINESS UPDATE
**For Immediate Release**

Multilink Technology Corporation
Announces Corporate Realignment and Co-Chairman’s
Departure

Somerset, New Jersey U.S.A. – August 8, 2002 – Multilink Technology Corporation (Nasdaq: MLTC) announced today that it has commenced a corporate realignment program in order to create a more efficient cost structure and realign its business to reflect the current market environment. The corporate realignment program will commence during the third quarter of 2002 and is expected to be substantially complete by the end of the year.

The corporate realignment program will entail the following:

•	Multilink will reduce by approximately 40 to 45 percent its 329-member worldwide workforce by the end of 2002. The employee reductions will impact all organizations and locations within the company
•	Multilink will consolidate facilities through the closure of certain locations, and will reduce the level of activity at other locations
•
Multilink expects to record restructuring charges of approximately $13 to $15 million during the third quarter of 2002. The charges will include severance costs related to the reduction in workforce, exit costs for the consolidation of facilities and potential asset impairment charges predominantly related to development software licenses, computer hardware and leasehold improvements

•	Multilink expects to realize annual net savings of approximately $16 to $18 million, beginning in the first quarter of 2003.

“Although the decision to significantly reduce our workforce was extremely difficult to make, it is intended to right-size our corporate resources and focus our personnel on our key business strategies with the objective of maximizing shareholder value,” stated Dr. Richard Nottenburg, Multilink’s Chairman, President and Chief Executive Officer.

Senior Management Change

Multilink also announced today the planned departure of Dr. Jens Albers, Co-Chairman and Executive Vice President of Multilink. Dr. Albers, a co-founder and significant shareholder in the company, who is a recognized expert in fiber-optic communication, until recently was responsible for the company’s European operations and product realization activities. Effective immediately, Dr. Albers will retire from his full-time position as an officer and director of Multilink, but will remain with the company until December 31, 2002, to assist with the transition and serve in an advisory capacity to Dr. Nottenburg.

Dr. Albers stated, “While I am departing at year-end to pursue other opportunities, I remain keenly interested in Multilink’s success and am an avid supporter of the company. I feel privileged to have had the opportunity to work with the great group of individuals at Multilink.”

Dr. Nottenburg responded, “Jens is a good friend and has been an asset to Multilink since its inception. His expertise was instrumental to our growth and product portfolio expansion. Jens has exciting interests on the horizon and, while we will miss him, we wish him only the best in his future endeavors.”

Earnings Conference Call

Additional details the corporate realignment program will be provided during Multilink’s earnings conference call to be held on August 13, 2002, at 5:00 pm EDT. The conference call will be broadcast over the Internet. To listen to the call, please visit Multilink’s web-site at http://www.mltc.com and then select Investor Relations and the link to ‘Earnings Announcement’ approximately ten minutes before the start of the call. Please note that it will be necessary to have Windows Media Player installed on your computer to listen to the call and that this will be available for downloading from the Multilink site. A replay of the call, in it’s entirety, will be available on the website for approximately seven days following the live call.

About Multilink:

Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits, modules, VLSI products and higher-level assemblies designed to enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Metro to Ultra Long Haul optical transport equipment with a focus on the fastest commercially available speeds of 10 Gb/s and higher. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America and Europe.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release and our comments during the conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:
Richard Sawchak, Director of Investor and Public Relations
Multilink Technology Corporation
300 Atrium Drive, Second Floor
Somerset, New Jersey 08873-4105
Tel:    (732) 537-3776
Fax:    (732) 537-3781
Email:    rsawchak@mltc.com

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